Namal Nawana Elected to Hologic Board of Directors

MARLBOROUGH, Mass., Jan. 11, 2018 /PRNewswire/ -- Hologic, Inc. (Nasdaq: HOLX) announced today that Namal Nawana has been elected to the Company's Board of Directors, effective immediately.

Mr. Nawana, who has more than 20 years of global healthcare experience, was formerly the Chief Executive Officer of Alere, Inc., a publicly-traded global manufacturer of rapid point-of-care diagnostic tests that was acquired by Abbott Laboratories in October 2017. Before joining Alere, Mr. Nawana spent 15 years at Johnson & Johnson in various leadership roles, most recently as the Worldwide President of DePuy Synthes Spine.

"Namal is an excellent addition to Hologic's Board of Directors," said Steve MacMillan, the Company's Chairman, President and Chief Executive Officer. "His deep global experience in the industry as well as his operating expertise will be great complements to our current Board."

Mr. Nawana holds an Honors degree in mechanical engineering and a Master of Medical Science from the University of Adelaide, South Australia, and a Master of Business Administration from Henley Management College.

About Hologic

Hologic, Inc. is an innovative medical technology company primarily focused on improving women's health and well-being through early detection and treatment. For more information on Hologic, visit www.hologic.com.

Hologic and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statements

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company's plans, objectives, expectations and intentions, and statements regarding the Company's Board of Directors. These forward-looking statements are based on assumptions made by the Company as of this date and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks include, but are not limited to, the risk that the Company may not be able to attract and retain qualified Board members or executives. These risks are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented here to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact

Michael Watts
Vice President, Investor Relations and Corporate Communications
(858) 410-8588